Exhibit (a)(1)(A)

Nationstar Mortgage Holdings Inc.

Offer to Purchase

Shares of its Common Stock for an Aggregate Cash Purchase Price of up to $100,000,000

at a Purchase Price Not Greater Than $9.40 per Share Nor Less Than $8.20 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5: 00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Company,” “Nationstar,” “we” or “us”), is offering to purchase shares of its common stock, par value $0.01 per share (the “Shares”), for an aggregate cash purchase price of up to $100,000,000 pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $9.40 per Share nor less than $8.20 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price (as defined below) determined in the Offer (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). At the maximum purchase price of $9.40 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 10,638,297 Shares if the Offer is fully subscribed, which would represent approximately 10.3% of our issued and outstanding Shares as of February 9, 2016. At the minimum purchase price of $8.20 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 12,195,121 Shares if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of February 9, 2016. See Sections 1 and 11.

Promptly after the Expiration Date, Nationstar will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be greater than $9.40 per Share nor less than $8.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.20 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $9.40 per Share and not less than $8.20 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $100,000,000. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “NSM.” On February 10, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $8.61 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

FIF HE HOLDINGS LLC (“FIF”) AND OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER. FIF, WHICH IS PRIMARILY OWNED BY CERTAIN PRIVATE EQUITY FUNDS MANAGED BY AN

AFFILIATE OF FORTRESS INVESTMENT GROUP LLC (“FORTRESS”), OWNS APPROXIMATELY 66% OF OUR ISSUED AND OUTSTANDING SHARES AS OF FEBRUARY 9, 2016.

NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated February 11, 2016.

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Stockholders properly tendering Shares pursuant to Auction Tenders at $8.20 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders at $8.20 per Share (the minimum purchase price under the Offer) or Purchase Price Tenders could result in the Purchase Price being lower than it would have been if stockholders had selected higher prices and could result in your Shares being purchased at the minimum price in the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such U.S. state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that U.S. state.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction.

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll-free), or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, at (877) 371-5947.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF NATIONSTAR OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares?

The issuer of the Shares, Nationstar Mortgage Holdings Inc., which we refer to as the “Company,” “Nationstar,” “we” or “us.”

What is the purpose of the Offer?

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return relative to other investment opportunities.

On December 17, 2015, Nationstar announced that our Board of Directors authorized the repurchase of up to $150,000,000 of Shares over the following twelve months (the “Repurchase Program”). Since then, the Company has repurchased approximately 6,026,000 Shares in open market purchases at an average price of $10.95 per Share, for a total investment of approximately $66 million, pursuant to the Repurchase Program. The number of Shares purchased was limited by the Company’s desire to make purchases in compliance with certain safe harbors under applicable securities laws, which impose daily volume limits on open-market purchases equal to 25% of a security’s 4-week average daily trading volume. See Section 11.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders.

In connection with the Offer, the Repurchase Program is being increased to $250,000,000. Assuming the Offer is completed and fully subscribed, our aggregate investment in repurchases via purchases in the open market and in the Offer will be approximately $166 million, and the remaining capacity under the Repurchase Program will be approximately $84 million.

After completing the Offer, we may consider various forms of Share repurchases, which may or may not be part of the Repurchase Program, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) to facilitate purchases of Shares. See Section 2.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a modified “Dutch auction” to offer to purchase our Shares for an aggregate cash purchase price of up to $100,000,000 pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $9.40 per Share nor less than $8.20 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Promptly after 5: 00 p.m., New York City time, on March 11, 2016, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $9.40 per Share nor less than $8.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.20 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $9.40 per Share and not less than $8.20 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $100,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders (subject to proration) who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Shares is Nationstar offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $100,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $9.40 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 10,638,297 Shares if the Offer is fully subscribed, which would represent approximately 10.3% of our issued and outstanding Shares as of February 9, 2016. At the minimum purchase price of $8.20 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 12,195,121 Shares if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of February 9, 2016. See Sections 1 and 11.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding

Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $100,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 14,251,595, or 13.9% of our issued and outstanding Shares as of February 9, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary to comply with applicable law. See Sections 1 and 15.

How will Nationstar pay for the Shares?

As of February 9, 2016, we had approximately $300 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Subject to applicable law, amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

What are the conditions to the Offer?

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, a failure of any of the conditions to the Offer shall have occurred (or shall have been reasonably determined by us to have occurred). Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date shall have occurred;

•	no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Nationstar and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Nationstar or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Nationstar and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•	no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $100,000,000?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $100,000,000, we may not purchase all of the Shares you tender at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on April 8, 2016. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Has Nationstar or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Does FIF or Nationstar’s directors or executive officers intend to tender their Shares in the Offer?

FIF, our largest stockholder, and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $9.40, the maximum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase from approximately 67% to approximately 75% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $8.20, the minimum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 76% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $9.40, the maximum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 77% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $8.20, the minimum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 78% of the then-issued and outstanding Shares immediately following completion of the Offer.

After expiration or termination of the Offer, FIF and our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

On February 10, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $8.61 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Shares?

Generally, the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from Nationstar. You should timely complete, sign and return to the applicable withholding agent an IRS Form W-9 accompanying the Letter of Transmittal or applicable IRS Form W-8 (which may be obtained on the IRS website (www.irs.gov)) to avoid backup withholding tax. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain “forward-looking statements.” These forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances and we are under no obligation to and express disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	increase in delinquencies for the loans we service, our ability to refinance existing loans and increases in defaults;

•	our ability to efficiently service higher risk loans;

•	our ability to successfully enter the purchase residential market;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our exposure to adjustable rate mortgage loans and loan modifications;

•	a significant change in guidelines of government sponsored entities;

•	our ability to maintain our originations volume;

•	our ability to increase recapture voluntary prepayments related to our existing servicing portfolio;

•	our ability to maintain or grow the size of our servicing portfolio;

•	our ability to successfully enhance the home buying experience;

•	the success of our customer for life initiatives;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	changes in prevailing interest rates;

•	servicing of reverse mortgages;

•	changes in our business relationships or changes in guidelines with the Fannie Mae, Freddie Mac and Ginnie Mae;

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	our ability to realize all the anticipated benefits of previous and potential future acquisitions;

•	modification or the licensing of entities that engage in these activities;

•	our ability to fully or successfully implement the Xome real estate platform;

•	increased legal and regulatory investigations and proceedings, compliance requirements and related costs;

•	loss of our licenses;

•	the ability of Nationstar to commence and complete the Offer and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and

•	the ability of Nationstar to achieve the benefits contemplated by the Offer.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Nationstar’s most recent reports on Form 10-Q and other documents of the Company filed with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Nationstar will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Nationstar or its business or operations. Nationstar undertakes no obligation to update publicly or revise any forward-looking statement, whether as result of new information, future developments or otherwise.

INTRODUCTION

To the stockholders of Nationstar Mortgage Holdings Inc.:

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase our Shares for an aggregate cash purchase price of up to $100,000,000 pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $9.40 per Share nor less than $8.20 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

The Offer will expire on March 11, 2016, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn.

Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $9.40 per Share nor less than $8.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.20 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $9.40 per Share and not less than $8.20 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $100,000,000. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

Stockholders should complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each tender of Shares. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $100,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6 herein, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $100,000,000; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $100,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender even if tendered at or below the Purchase Price.

As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, J.P. Morgan Securities LLC, the Dealer Manager for the Offer, and Innisfree M&A Incorporated, the Information Agent for the Offer. See Section 16.

As of February 9, 2016, there were 102,823,731 Shares issued and outstanding. At the maximum purchase price of $9.40 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 10,638,297 Shares if the Offer is fully subscribed, which would represent approximately 10.3% of our issued and outstanding Shares as of February 9, 2016. At the minimum purchase price of $8.20 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 12,195,121 Shares if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of February 9, 2016. See Sections 1 and 11.

The Shares are listed on the NYSE and trade under the symbol “NSM.” On February 10, 2016, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NYSE was $8.61 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

General. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $9.40 per Share nor less than $8.20 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.20 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $9.40 per Share and not less than $8.20 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $100,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $9.40 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 10,638,297 Shares if the Offer is fully subscribed, which would represent approximately 10.3% of our issued and outstanding Shares as of February 9, 2016. At the minimum purchase price of $8.20 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 12,195,121 Shares if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of February 9, 2016. See Sections 1 and 11.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $100,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 14,251,595, or 13.9% of our issued and outstanding Shares as of February 9, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.

Stockholders properly tendering Shares pursuant to Auction Tenders at $8.20 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $100,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $100,000,000; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $100,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots tendered at or below the Purchase Price will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders), in each case, at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Nationstar’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return relative to other investment opportunities.

On December 17, 2015, we announced that our Board of Directors authorized our repurchase of up to $150,000,000 of the Company’s Shares over the following twelve months (the “Repurchase Program”). Since then, the Company has repurchased approximately 6,026,000 Shares in open market purchases at an average price of $10.95 per Share, for a total investment of approximately $66 million, pursuant to the Repurchase Program. The number of Shares purchased was limited by the Company’s desire to make purchases in compliance with certain safe harbors under applicable securities laws, which impose daily volume limits on open-market purchases equal to 25% of a security’s 4-week average daily trading volume. See Section 11.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders.

In connection with the Offer, the Repurchase Program is being increased to $250,000,000. Assuming the Offer is completed and fully subscribed, our aggregate investment in repurchases via purchases in the open market and in the Offer will be approximately $166 million, and the remaining capacity under the Repurchase Program will be approximately $84 million.

We intend to invest up to $100,000,000 to purchase our Shares, which at the price range specified could, if the Offer is fully subscribed, result in our purchase of between 10,638,297 and 12,195,121 Shares, or up to approximately 11.9% of our issued and outstanding Shares as of February 9, 2016. In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. If we so increase the number of Shares accepted for payment by 2% of the number of our issued and outstanding Shares, the maximum number of Shares that will be purchased pursuant to the Offer is 14,251,595, or approximately 13.9% of our issued and outstanding Shares as of February 9, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

After completing the Offer, we may consider various forms of Share repurchases, which may or may not be part of the Repurchase Program, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, restrictions in the agreements governing our indebtedness, our performance, general economic and market conditions and applicable law. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will continue to receive the benefits and bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

FIF, our largest stockholder, and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $9.40, the maximum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase from approximately 67% to approximately 75% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $8.20, the minimum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 76% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $9.40, the maximum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 77% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $8.20, the minimum Purchase Price pursuant to the Offer, the ownership percentage of FIF and our directors and executive officers as a group will increase to approximately 78% of the then-issued and outstanding Shares immediately following completion of the Offer. See Section 11.

After expiration or termination of the Offer, FIF and our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be either cancelled or held as treasury stock.

The accounting for the purchase of Shares and related expenses under “GAAP” pursuant to the Offer will result in a reduction of our stockholders’ equity a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Nationstar currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Nationstar or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Nationstar or any of its subsidiaries;

•	any material change in the indebtedness or capitalization of Nationstar;

•	any change in the present Board of Directors or management of Nationstar, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors; or to change any material term of the employment contract of any executive officer;

•	any other material change in Nationstar’s corporate structure or business;

•	any class of equity securities of Nationstar becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of Nationstar’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Nationstar, or the disposition by any person of securities of Nationstar, other than Shares forfeited to pay tax withholding obligations upon the vesting of restricted stock and restricted stock unit awards granted to participants under the Amended and Restated 2012 Incentive Compensation Plan; or

•	any changes in Nationstar’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Nationstar.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer should either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $8.20 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $8.20 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.” Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $8.20 per Share and could result in the tendered Shares being purchased at the minimum price of $8.20 per Share. See Section 8 for recent market prices for the Shares.

If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Shares at different prices must complete a separate Letter of Transmittal for each tender of Shares. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Nationstar, the Dealer Manager or the Information Agent. Any certificates delivered to Nationstar, the Dealer Manager or the Information Agent may not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Nationstar may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by express mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Nationstar has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Nationstar, in its sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. Nationstar reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Nationstar also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Nationstar also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Nationstar waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Nationstar. Nationstar will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Nationstar, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer which agreement will be governed by, and construed in accordance with the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Nationstar or the Information Agent. Any certificates delivered to Nationstar or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. holder (as defined in “Section 14 — Certain U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the withholding agent and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal or applicable IRS Form W-8 (which may be obtained on the IRS website (www.irs.gov)) so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the withholding agent that the stockholder is not subject to such backup withholding tax. If a U.S. holder does not provide the withholding agent with the correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain Non-U.S. holders (as defined in “Section 14 — Certain U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. holder to qualify as an exempt recipient, that stockholder must submit the applicable IRS Form W-8BEN (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 3 to the Letter of Transmittal.

If you are a Non-U.S. holder, the withholding agent may withhold on the payments the payments as described in “Section 14 — Certain U.S. Federal Income Tax Considerations — Non.U.S. Holders.” A Non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. holder meets the “complete termination, “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described in “Section 14.”

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 14 — Certain U.S. Federal Income Tax Considerations.”

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Nationstar has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5: 00 p.m., New York City time, on April 8, 2016. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Nationstar in its sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. Nationstar reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Nationstar waives similar defects or irregularities in the case of any other stockholder. None of Nationstar, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Nationstar extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Nationstar, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate cash purchase price of up to $100,000,000 for Shares that are properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered, or deemed to be tendered, at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Stockholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $100,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $100,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Purchase Price.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Nationstar and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Nationstar or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Nationstar and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Nationstar’s determinations are challenged by stockholders.

8.	Price Range of Shares.

Our Shares are listed for trading on the NYSE under the symbol “NSM.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE.

	High	Low
Fiscal Year ended December 31, 2014
Second quarter	$37.95	$26.76
Third quarter	$35.99	$29.35
Fourth quarter	$37.00	$26.06
Fiscal Year ending December 31, 2015
First quarter	$31.94	$22.94
Second quarter	$26.58	$16.24
Third quarter	$19.74	$13.64
Fourth quarter	$15.78	$10.80
Fiscal Year ending December 31, 2016
First quarter (through February 10, 2016)	$13.41	$8.29

On February 10, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $8.61 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices to tender your Shares pursuant to the Offer.

Dividends. We have never declared or paid cash dividends on our Shares and we currently do not expect to declare or pay any cash dividends in the foreseeable future.

9.	Source and Amount of Funds.

As of February 10, 2016, we had approximately $300 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $101,250,000.

10.	Certain Information Concerning the Company.

The Company. Nationstar Mortgage Holdings Inc. is one of the largest residential mortgage services companies in the United States, offering a broad array of servicing, origination and real estate services to financial institutions and consumers. Our Nationstar Mortgage and Champion Mortgage brands together comprise the fourth largest residential mortgage servicing platform providing services to approximately 2.4 million customers with an outstanding principal balance in excess of $400 billion as of September 30, 2015. Whether servicing mortgages we originate or on behalf of others, our approach is a customer centric model that emphasizes borrower interaction to minimize complaints, improve loan performance and cure loan delinquencies. Our commitment is to preserve neighborhoods and communities principally through continued home ownership. We earn fees for collecting monthly mortgage payments from homeowners, processing those payments and passing them on to investors that ultimately own the mortgage.

In addition to our core servicing business, we also operate a fully integrated loan originations platform. Our originations segment comprises both the Greenlight Loans and Nationstar brands. We originate primarily conventional agency (government sponsored entities) and government-insured residential mortgage loans and, to mitigate credit risk and minimize capital requirements, typically sell these loans within approximately 30 days of funding while retaining the associated servicing rights. Our primary focus is assisting customers currently in our servicing portfolio with refinances or loans for new home purchases (“recapture”). This serves the dual purpose of increasing our origination margins by reducing marketing and other costs to acquire customers as well as replenishment of our servicing portfolio.

We also operate a suite of adjacent businesses, which provides enhanced technology and data solutions to homebuyers, home sellers, real estate agents and companies engaged in the origination and/or servicing of mortgage loans. In June 2015, we rebranded this segment as Xome (pronounced “Zome”), formerly Solutionstar, and launched the Xome real estate platform, along with related mobile applications. The launch of the Xome platform was a significant step in the transformation of the Xome segment from a provider of refinance and default related residential mortgage services to a provider of technology and data enhanced solutions. Xome intends to enhance the real estate buying and selling experience through increased connectivity, transparency, convenience and speed throughout the entire transaction process.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration and employment-related agreements, Share-based compensation granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of the Company’s website located at http://www.nationstarholdings.com to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase, except for those documents referenced below that are expressly incorporated by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	The Annual Report of Nationstar Mortgage Holdings Inc. on Form 10-K for the year ended December 31, 2014, as filed on February 27, 2015;

•	The Quarterly Reports of Nationstar Mortgage Holdings Inc. on Form 10-Q for the quarters ended March 31, 2015, as filed on May 7, 2015; June 30, 2015, as filed on August 3, 2015; and September 30, 2015, as filed on November 6, 2015;

•	The current reports of Nationstar Mortgage Holdings Inc. on Form 8-K, as filed with the SEC on March 24, 2015, March 25, 2015, March 30, 2015, April 3, 2015, May 14, 2015, May 19, 2015, November 30, 2015 and December 17, 2015, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

•	The Definitive Proxy Statement of Nationstar Mortgage Holdings Inc. on Schedule 14A, as filed on April 10, 2015 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the Annual Report of Nationstar Mortgage Holdings Inc. on Form 10-K for the year ended December 31, 2014, as filed on February 27, 2015).

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of February 9, 2016, we had 102,823,731 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $9.40 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 10,638,297 Shares if the Offer is fully subscribed, which would represent approximately 10.3% of our issued and outstanding Shares as of February 9, 2016. At the minimum purchase price of $8.20 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 12,195,121 Shares if the Offer is fully subscribed, which would represent approximately 11.9% of our issued and outstanding Shares as of February 9, 2016.

Beneficial Ownership. The following tables set forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of February 9, 2016, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of these tables, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. The Shares set forth in the following table include Shares of restricted stock outstanding and Shares underlying restricted stock units (“RSUs”) that are currently vested or will vest and be settled within 60 days of February 9, 2016. Except as indicated, each holder has over the listed Shares (i) sole voting power and (ii) investment power, which includes the power to dispose of, or to direct the disposition of, Shares.

Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(2)
Jay Bray	319,401	(1)	*
Wesley R. Edens	68,118,736	(2)	66.2%
Robert H. Gidel	25,429		*
Roy A. Guthrie	26,929		*
Brett Hawkins	10,129		*
Michael D. Malone	41,429		*
Robert D. Stiles	97,853	(1)	*
Anthony L. Ebers	78,555	(1)	*
Ramesh Lakshminarayanan	68,206	(1)	*
Amar R. Patel	265,811	(1)	*
Michael R. Rawls	28,897	(1)	*
Anthony W. Villani	43,048	(1)	*

All directors and executive officers as a group (12 persons)	69,124,423	(1)	67.2%

5% Stockholders
FIF HE Holdings LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105	68,104,736	(4)	66.2%
Steven A. Cohen 72 Cummings Point Road, Stamford, CT 06902	5,636,083	(5)	5.5%

*	Indicates less than one percent.
(1)	Includes with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of restricted stock for which the indicated beneficial owners have no investment power (unvested restricted stock awards): Mr. Bray – 84,661; Mr. Stiles – 81,394; Mr. Ebers – 78,555; Mr. Lakshminarayanan – 41,764; Mr. Patel – 44,022; Mr. Rawls – 21,460; Mr. Villani – 25,291; and all directors and executive officers as a group – 377,147.

(2)	Includes 68,104,736 shares held by FIF HE Holdings LLC, an entity owned by certain private equity funds managed by Fortress. Mr. Edens is the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by FIF HE Holdings LLC except to the extent of his indirect pecuniary interest in them. This also includes 14,000 shares purchased by or in trust for certain of his children and of which he also disclaims beneficial ownership.
(3)	Shares are held in the name of Liberty Partners, LLC.
(4)	Based on a Schedule 13G filed on February 14, 2013 jointly by the FIF HE Holdings LLC, Fortress Investment Group LLC (“Fortress”) and other related entities. Fortress wholly owns FIG Corp., which is the general partner of Fortress Operating Entity I LP (“FOE I”), which is the sole managing member of each of FIG LLC and Fortress Investment Fund GP (Holding) LLC (“Holdings III”) and wholly owns Fortress Fund IV GP Holdings Ltd. (“Holdings IV”). Holdings III is the sole managing member of Fortress Fund III GP LLC (“GP III”). Holdings IV is the general partner of Fortress Fund IV GP. L.P. (“GP IV”). GP III is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund III LP (“Fund III”), Fortress Investment Fund III (Fund B) LP (“Fund III B”), Fortress Investment Fund III (Fund C) LP (“Fund III C”), Fortress Investment Fund III (Fund D) L.P. (“Fund III D”) and Fortress Investment Fund III (Fund E) L.P. (“Fund III E,” and together with Fund III, Fund III B, Fund III C and Fund III D, “Fortress Funds III”). GP IV is the general partner of and FIG LLC is the investment advisor to each of Fortress Investment Fund IV (Fund A) L.P. (“Fund IV A”), Fortress Investment Fund IV (Fund B) L.P. (“Fund IV B”), Fortress Investment Fund IV (Fund C) L.P. (“Fund IV C”), Fortress Investment Fund IV (Fund D) L.P. (“Fund IV D”) Fortress Investment Fund IV (Fund E) L.P. (“Fund IV E”), Fortress Investment Fund IV (Fund F) L.P. (“Fund IV F”) and Fortress Investment Fund IV (Fund G) L.P. (“Fund IV G,” and together with Fund IV A, Fund IV B, Fund IV C, Fund IV D, Fund IV E, Fund IV F and Fortress Funds III, “Fortress Funds”). Fortress Funds are the sole members of FIF HE Holdings LLC, which directly holds the shares of common stock of Nationstar Mortgage Holdings Inc. These stockholders have indicated that they have shared dispositive power and shared investment power with respect to 68,104,736 shares. As of December 31, 2014, Wesley R. Edens owned approximately 14.51% of Fortress. By virtue of his ownership interest in Fortress and certain of its affiliates, as well as his role in advising certain investment funds, Mr. Edens may be deemed to be the natural person that has sole voting and investment control over the shares listed as beneficially owned by FIF HE Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein
(5)

Based on a Schedule 13G filed on July 1, 2015 jointly by Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors, Inc.”), Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies), EverPoint Asset Management, LLC (“EverPoint Asset Management”), Rubric Capital Management, LLC (“Rubric Capital Management”), and Steven A. Cohen. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management, Rubric Capital Management and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, EverPoint Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management and Rubric Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 1,139,100 Shares (constituting approximately 1.1% of the Shares outstanding); (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 46,983 Shares (constituting less than 0.1% of the Shares outstanding); (iii) EverPoint Asset Management and Mr. Cohen may be deemed to beneficially own 800,000 Shares (constituting approximately 0.8% of the Shares outstanding); and (iv) Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 3,650,000 Shares (constituting approximately 3.6% of the Shares outstanding). Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management, Rubric Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Interests of Directors and Executive Officers. As of February 9, 2016, our directors and executive officers as a group (twelve persons) beneficially owned an aggregate of 69,124,423 Shares, representing 67.2% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, FIF, our largest stockholder, and our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to February 11, 2016. For securities transactions related to our Repurchase Program, see “Repurchase Program.”

Repurchase Program. As previously announced, on December 17, 2015, Nationstar announced that our Board of Directors authorized the repurchase of up to $150,000,000 of Shares over the following twelve months. Since then, the Company has repurchased approximately 6,026,000 Shares in open market purchases at an average price of $10.95 per Share, for a total investment of approximately $66 million, pursuant to the Repurchase Program. The number of Shares purchased was limited by the Company’s desire to make purchases in compliance with certain safe harbors under applicable securities laws, which impose daily volume limits on open-market purchases equal to 25% of a security’s 4-week average daily trading volume. Any Shares purchased in the Offer will reduce the authorized amount of Shares we may purchase under the Repurchase Program.

Specifically, pursuant to the Repurchase Program:

•	From December 17 through December 31, 2015, we repurchased 836,908 Shares at an average price of $13.21, for a total cost of $11,053,578; and

•	on January 1 through February 9, 2016, we repurchased 5,189,532 Shares at an average price of $10.59, for a total cost of $54,947,215.

After completing the Offer, we may consider various forms of Share repurchases which may or may not be part of the Repurchase Program, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

Executive Management Incentive Plan. The Executive Management Incentive Plan (the “EMIP”) adopted by our Board of Directors on March 31, 2015, enables us to provide executive officers of the Company with annual incentive bonus opportunities that are tied to the achievement of corporate and individual performance goals. Bonuses are paid under the EMIP as soon as practicable after the Company’s financial results for the applicable performance period have been determined, provided that a portion of the bonus payment may be paid in RSUs granted pursuant to the 2012 Plan (described below), subject to vesting and other terms and conditions. Notwithstanding the foregoing, we anticipate that payments under the EMIP for 2015 performance will be paid out 100% in cash.

Amended and Restated 2012 Incentive Compensation Plan.

The Amended and Restated 2012 Incentive Compensation Plan (the “2012 ICP”) enables us to offer certain key employees, consultants and non-employee directors equity- and cash-based awards. It enhances our ability to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders. Up to 5,200,000 Shares may be issued under the 2012 Plan, with annual increases of 150,000 Shares. The maximum aggregate awards that may be granted under the 2012 Plan during any fiscal year is 3,000,000 Shares, or $20 million with respect to a cash-based award. The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, RSUs, deferred shares, performance shares, other stock-based awards and cash awards.

The Plan is administered by the compensation committee of our Board of Directors (the “Committee”), which has discretion and authority to interpret the 2012 Plan, prescribe, amend and rescind rules and regulations regarding the 2012 Plan, select participants to receive awards, determine the form, terms and conditions of awards, and take other actions it deems necessary or advisable for the proper operation or administration of the 2012 Plan.

The maximum number of Shares available for issuance under the 2012 Plan, the individual and aggregate limits described above, the number of Shares underlying outstanding awards and the exercise price applicable to outstanding awards will be equitably adjusted upon certain events effecting the capitalization of the Company, such as a recapitalization or stock split. Upon the occurrence of certain extraordinary corporate transactions, such as a dissolution, sale, or merger of the Company, the Committee has the discretion to cancel each award in exchange for an amount in cash or to provide for the exchange of each award for an award with respect to some or all of the property which a holder of the number of Shares subject to such award would have received in the transaction. The Committee has the discretion to provide for acceleration of vesting and/or payment of awards upon a change in control of the Company, as defined in the 2012 Plan.

Long-Term Incentive Awards under the 2012 ICP.

Time-based restricted stock awards are granted under the 2012 ICP to retain key talent and establish a common interest of the key executives with our stockholders through stock ownership. The restricted stock awards usually vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the awards, provided the participant remains continuously employed with us during that time. In addition, upon death, disability or a change in control of the Company, the unvested shares of a restricted stock award will vest. As of February 10, 2016, each of our executive officers (Messrs. Bray, Stiles, Ebers, Lakshminarayanan, Patel, Rawls, and Villani) held the following number of shares of time-based restricted stock: Mr. Bray – 84,661; Mr. Stiles – 81,394; Mr. Ebers – 78,555; Mr. Lakshminarayanan – 41,764; Mr. Patel – 44,022; Mr. Rawls – 21,460; Mr. Villani – 25,291; and all directors and executive officers as a group – 377,147.

Beginning in 2015, time-based RSUs are also granted under the 2012 ICP to our independent directors as part of our director compensation program. The RSUs vest in installments of 33.3%, 33.3% and 33.4% respectively on each of the first three anniversaries of the grant date. The independent directors have the option to defer the date that some or all vested RSUs are converted into Shares and delivered to the director. As of February 10, 2016, each of our independent directors (Messrs. Gidel, Guthrie, Hawkins and Malone) held 16,435 RSUs, vesting in installments of 33.3%, 33.3% and 33.4% respectively on May 14 of each of 2016, 2017 and 2018.

Employment Agreements.

We have not entered into employment agreements with our named executive officers. We do, from time to time, enter into offer letters with executive officers upon their hire.

Severance Benefits.

Mr. Stiles. In connection with Mr. Stiles assuming the position of Chief Financial Officer, Mr. Stiles received an offer letter outlining the conditions of his employment with us. The offer letter provides that upon termination of Mr. Stiles’ employment as Chief Financial Officer by us without cause, Mr. Stiles will receive severance benefits of (i) 12 months base salary plus 100% of his prior year’s bonus, (ii) continued vesting of the next tranche of restricted stock that is scheduled to vest for each grant awarded prior to his termination and (iii) continuation of medical benefits for up to 12 months. Mr. Stiles is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Stockholders Agreement. On February 17, 2012, we entered into a Stockholders Agreement with FIF. The Stockholders Agreement provides that, for so long as it is in effect, we and FIF shall take all reasonable actions (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by FIF, and, with respect to us, including in the slate of nominees recommended by the Board of Directors those individuals designated by FIF) so as to elect to the Board of Directors, and to cause to continue in office, not more than six directors (or such other number as FIF may agree in writing), of whom, at any given time:

•	a number of directors equal to a majority of the Board of Directors shall be individuals designated by the FIF, for so long as FIF, certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors; then FIF shall have the right to designate a number of directors equal to a majority of the Board of Directors plus one director;

•	at least three directors shall be individuals designated by FIF, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then FIF shall have the right to designate a number of directors equal to a majority of the Board of Directors minus one director;

•	at least two directors shall be individuals designated by FIF for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then FIF shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain FIF’s proportional representation on the Board of Directors; and

•	at least one director shall be an individual designated by FIF for so long as the Fortress Stockholders beneficially own less than 10% but at least 5% of Nationstar common stock, provided that if the Board of Directors consists of more than six directors, then FIF shall have the right to designate a number of directors (rounded up to the nearest whole number) that would be required to maintain FIF’s proportional representation on the Board of Directors.

Since FIF held beneficial ownership of more than 40% of the Nationstar common stock outstanding and is entitled to vote as of March 26, 2015, it continues to have the right pursuant to the Stockholder Agreement to designate a majority of the Board of Directors. Accordingly, FIF has the right to designate four of the six directors for our Board of Directors. As of the date of this Offer to Purchase, FIF had, in fact, designated all six of the then currently serving directors for our Board of Directors.

Registration Rights.

Demand Rights. Under the Stockholders Agreement, the Fortress Stockholders have, for so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the consummation of the initial public offering, to request that Nationstar register under the Securities Act of 1933, as amended, an amount equal to or greater than a Registrable Amount. The Fortress Stockholders are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. Nationstar is also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. Nationstar is not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of Nationstar common stock equal to or greater than 1% of Nationstar common stock issued and outstanding immediately after the consummation of the initial public offering, such Fortress Stockholders also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by Nationstar (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any other Nationstar stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, FIF or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, has the right to request a shelf registration on Form S-3 providing for offerings of Nationstar common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to Nationstar’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if Nationstar determines that certain disclosures required by the shelf registration statements would be detrimental to it or its stockholders. In addition, FIF may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses; Lock-ups. Under the Stockholders Agreement, Nationstar has agreed to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Nationstar common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify Nationstar against all losses caused by its misstatements or omissions. Nationstar will pay all registration expenses incidental to Nationstar’s performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. Nationstar has agreed to enter into, and to cause its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Stockholders.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Section 7.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations that may be relevant to persons who are considering participating in the Offer. You should consult your own tax advisors regarding the tax consequences of participating in this Offer in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

This summary deals only with persons who hold their Shares as capital assets and, except where otherwise specifically stated, does not address tax considerations applicable to beneficial owners of Shares who may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons who hold Shares as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, persons who acquired their Shares in a compensatory transaction, persons subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, persons subject to the “wash sale” rules with respect to any loss recognized in the Offer, persons that will hold more than 5% of our common stock, and any person that is, or holds their Shares through, a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes. In addition, it does not address state, local or non-U.S. tax consequences or the Medicare tax on net investment income.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect.

As used herein, the term “U.S. holder” means any beneficial owner of our Shares that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income tax on a net income basis in respect of the Shares, and a “Non-U.S. holder” means any beneficial owner of our Shares that is not a U.S. holder.

Non-Participation in the Offer

Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

Treatment of the Sale of Shares

Under Section 302 of the Code, a sale of Shares for cash by a holder pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. holder, only if the sale:

•	results in a “complete termination” of such holder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such holder, or

•	is “not essentially equivalent to a dividend” with respect to the holder.

A sale of Shares by a holder pursuant to the Offer will result in a “complete termination” if, after the sale, (1) the holder no longer owns any of our outstanding Shares (either actually or through the application of certain constructive ownership rules that apply for purposes of Section 302) or (2) the holder no longer actually owns any of our outstanding Shares and, with respect to any Shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Shares by a holder will be a substantially disproportionate redemption with respect to a U.S. holder if the ratio of the Shares owned (actually or constructively) by the holder in relation to all of our Shares immediately after the redemption is less than 80% of the ratio of the Shares owned (actually or constructively) by the holder in relation to all of our Shares immediately before the redemption.

A sale of Shares by a holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether a holder of Shares meets this test will depend on the holder of Shares’ particular facts and circumstances, as well as the relative percentage of Shares tendered by such holder and each of the other holders of Shares. If a holder whose relative stock interest in us is minimal and such holder does not exercise any control over or participate in the management of our corporate affairs, even a small reduction in the percentage interest of us by such holder should constitute a “meaningful reduction.” Nonetheless, because other holders may exchange a greater percentage of their Shares pursuant to the Offer than a particular holder, a holder’s interest in us may increase immediately following the Offer even if that holder exchanges Shares for cash pursuant to the Offer and such holder does not (actually or constructively) acquire any other Shares.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange under Section 302 in respect of Shares from the Company.

Section 302 and the related regulations and guidance are complex. Holders should consult their own tax advisor regarding the proper treatment of a disposition of Shares pursuant to the Offer in light of the Holder’s particular circumstances.

U.S. Holders

If a U.S. holder’s sale of Shares pursuant to this offer is treated as a sale or exchange for U.S. federal income tax purposes, such U.S. holder will recognize gain or loss equal to the difference between (i) the amount received, and (ii) the U.S. holder’s adjusted tax basis in the Shares that are sold pursuant to the Offer. Such gain or loss will generally be long term capital gain or loss if the U.S. holder’s holding period for the Shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate U.S. holder are currently eligible for reduced rates of U.S. federal income taxation. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

If, however, a U.S. holder’s sale of Shares pursuant to this offer is not treated as a sale or exchange for U.S. federal income tax purposes, instead of recognizing taxable gain or loss in respect of the amount received as described above, such a U.S. holder will generally recognize dividend income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares in an amount up to the amount received, regardless of the amount of gain that would be realized if the sale were treated as a sale or exchange (if any). Any excess of the amount received by such holder over its allocable portion of our earnings and profits would first reduce the holder’s basis in its Shares and, after that basis has been reduced to zero, would constitute gain on the sale of the Shares. No loss will be recognized by a U.S. holder if its sale of Shares pursuant to the Offer is treated as a distribution with respect to the Shares under Section 302 of the Code.

To the extent that a purchase of a U.S. holder’s Shares in the Offer is treated as a distribution with respect to the Shares under Section 302 of the Code, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous paragraph) in the purchased Shares generally will be added to any Shares retained by the U.S. holder.

A non-corporate U.S. holder who recognizes dividend income on a disposition of Shares pursuant to the Offer and satisfies applicable requirements, including a minimum holding period, will generally be eligible for the preferential tax rate applicable to “qualified dividend income” on such dividend income.

Non-U.S. Holders

As discussed above under “Treatment of the Sale of Shares”, the U.S. federal income tax treatment of the sale of Shares pursuant to the Offer will depend on whether a holder satisfies one of the tests under Section 302 of the Code. If the sale is treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, a Non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale of Shares pursuant to the Offer unless:

•	in the case of an individual, such Holder is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met, or

•	we are or, at any time during the shorter of the Non-U.S. holder’s holding period for its Shares or the five-year period ending on the date of the sale, have been a United States real property holding corporation for federal income tax purposes and such Non-U.S. holder held, actually or constructively, at any time during such period, more than 5% of our Shares.

We believe that we have not been, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

If, however, a Non-U.S. holder’s sale of Shares pursuant to this offer is not treated as a sale or exchange for U.S. federal income tax purposes, such a holder will generally recognize dividend income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares in an amount up to the amount received, regardless of the amount of gain that would be realized if the sale were treated as a sale or exchange (if any).

Dividends paid to a Non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. holder is eligible for a lower treaty rate, we or other payors (such as DTC and its participants) will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. holder, unless:

•	such Non-U.S. holder has furnished to us or such other payor (such as DTC or the relevant DTC participant) a valid IRS Form W-8BEN or W-8BEN-E, other applicable IRS Form W-8 or other documentary evidence establishing that it is entitled to the lower treaty rate with respect to such payments and neither we nor our paying agent (or such other payor) have actual knowledge or reason to know to the contrary, and

•	if required by the Foreign Account Tax Compliance Act, the regulations promulgated thereunder, official interpretations thereof or any intergovernmental agreement (or guidance thereunder) entered into pursuant thereto, such Non-U.S. holder or any entity through which it receives such dividends have provided the withholding agent with certain information with respect to its or such entity’s direct and indirect U.S. owners, and if such Non-U.S. holder is or holds our Shares through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) or has satisfied the requirements of an applicable intergovernmental agreement and such Non-U.S. holder has provided any required information to such institution.

If a Non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Backup Withholding. See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of Shares pursuant to the Offer.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9: 00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares;

•	we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12: 01 a.m. through 12: 00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained J.P. Morgan Securities LLC, or J.P. Morgan, to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. J.P. Morgan will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse J.P. Morgan for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify J.P. Morgan against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

J.P. Morgan, and its affiliates, has in the past provided, and in the future may provide, capital markets advice, investment banking services, and commercial banking and other services for which services it has received, and would expect to continue to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, J.P. Morgan and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. J.P. Morgan and its affiliates are lenders under certain of our outstanding credit facilities.

We have also retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Nationstar.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Nationstar or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.

Nationstar Mortgage Holdings Inc.

February 11, 2016

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By First Class Mail:	By Overnight Courier or Express Mail:

The American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 Brooklyn, New York 11219	The American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only):

(718) 234-5001

To Confirm Facsimile via Phone

(800) 937-5449

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll-Free: (877) 371-5947

Direct: 212-622-4401